                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                    For more information, contact:
                                         Michael Singer, Chief Financial Officer
                                         Data Critical Corporation
                                         425-482-7000


          Data Critical Announces Update to Share Repurchase Program

     Bothell, Wash. -- January 23, 2001 -- Data Critical Corporation (NASDAQ:DCCA), a wireless communication technology company, announced today that the Company has filed notice with the NASD of a decrease of 5% or greater in the total number of its outstanding shares of its capital stock. The decrease was the result of share repurchases by the Company under a share repurchase program announced by the Company on November 9, 2000, pursuant to which the Company's board of directors had approved the repurchase by the Company from time to time of up to 10% of its then outstanding stock over the following 14-month period.

     Jeff Brown, president and CEO of Data Critical stated, "We believe that our stock is undervalued and continue to feel that repurchases in accordance with the approved program are a beneficial use of the company's capital."

About Data Critical:

     Data Critical Corporation develops and distributes wireless and Internet systems for communicating critical healthcare data. The company offers StatView(TM), AlarmView(TM) and FlexView(TM), a line of wireless alarm notification products for hospitals. It also provides MobileView(TM) and ECGStat(TM), a line of wireless products for physicians as well as WebChart(TM) and PocketChart(TM).

     The company has twenty-five partnerships with such industry leaders as Aether Systems, Agilent Technologies, CRITIKON, General Electric, LabCorp, Medtronic, Siemens, Tyco and Welch Allyn. Additional information about Data Critical is available at www.datacritical.com.

                                     #####

     This release may contain forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Important factors, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Data Critical Corporation, including its annual report on Form 10-K for fiscal year ended December 31, 1999. Data Critical Corporation undertakes no obligation to release publicly any revisions to any forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Copies of Data Critical's public disclosure filings with the SEC are available from its investor relations department.